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EXHIBIT 99.5

Joinder Agreement

Stephen F. Smith
Chairman, Special Committee
909 Fannin, Suite 3250
Houston, Texas 77010

Ladies and Gentlemen:

The undersigned is executing and delivering this Joinder Agreement pursuant to Section 3(c) of the Agreement dated as of October 14, 2002 (the "Agreement"), between Douglas H. Miller and EXCO Resources, Inc., a Texas corporation (the "Company"), and agrees to be bound by the covenants and obligations of a Joinder Party, as defined in the Agreement.

The undersigned hereby further (a) acknowledges that it has received and reviewed a copy of the Agreement and the Confidentiality Agreement dated September 12, 2002 between the Company and Mr. Miller (the "Confidentiality Agreement") and (b) agrees to comply with all obligations of the Receiving Party set forth in the Confidentiality Agreement, in each case as if the undersigned were an original signatory thereto.

The undersigned hereby represents and warrants to the Company that (a) neither the undersigned nor any group of which it has at any time been a member, is an "affiliated shareholder" (within the meaning of Part 13 of the TBCA) of the Company, (b) the undersigned is not a member of any group (within the meaning of Part 13 of the TBCA) with respect to the voting stock of the Company, other than the Miller Group, (c) the undersigned has the power and capacity to execute, deliver and perform its obligations under this Joinder Agreement, (d) this Joinder Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms and (e) the execution and delivery of this Joinder Agreement by the undersigned and its performance of its obligations hereunder will not conflict with or constitute a breach or default under, any contract, agreement, arrangement or understanding to which it is a party or by which it is bound.

Accordingly, the undersigned and the Company have executed and delivered this Joinder Agreement as of this 23rd day of October, 2002.

By:

Name:

Title:
Address:	6500 Greenville Avenue Suite 600, LB 17 Dallas, Texas 75206
EXCO RESOURCES, INC.

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  EXHIBIT 99.5
Joinder Agreement